                                                                   EXHIBIT 12.1

                    DLJ BRAND HOLDINGS, INC. AND SUBSIDIARIES

                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                       (In thousands except ratio amounts)




                                                                                               Nine Months
                                                     Year Ended December 31                Ended September 30
                                            --------------------------------------      -------------------------
                                               2001          2000           1999           2002            2001
                                            ----------     ---------     ---------      ---------      ----------

EARNINGS:
   Pretax income (loss)                     $      563    $ (7,172)      $ (8,745)      $  13,712      $   1,385
   Fixed charges                                31,409      29,245         25,206          21,647         23,247
                                            ----------    --------       --------       ---------      ---------
       Earnings                                 31,612      22,073         16,461          35,359         24,632
FIXED CHARGES:
   Interest expense                             22,750      22,052         19,131          14,705         17,114
   Interest portion of rental expense              991         855            578             736            729
   Accretion of preferred stock dividends        7,308       6,338          5,497           6,206          5,404
                                            ----------    --------      ---------       ---------      ---------
       Total fixed charges                  $   31,049    $ 29,245      $  25,206       $  21,647      $  23,247
                                            ==========    ========      =========       =========      =========
  Ratio of earnings to fixed charges and
         preferred stock dividends(1)              1.0x        0.8x           0.7x            1.6x           1.1x



(1) For the purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, amortization of debt issuance costs and accretion of preferred stock dividends. The deficiency of earnings to cover fixed charges for the years ended December 31, 2000 and 1999 were $7,172 and $8,745, respectively.